Exhibit 99.1

NEWS RELEASE 18-05-095 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 368-2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

LEASES 68,726 SQUARE FOOT FORMER MERVYNS SPACE

Oak Brook, Ill.  March 8, 2010 —Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that it has signed a 68,726 square-foot 20-year lease with Kohl’s to occupy a former Mervyns space in Hanford, California.  Inland Western has re-leased seven out of the 25 Mervyns vacancies and has an additional 12 of the locations currently in active negotiations.

“We are pleased to further our relationship with such a quality credit tenant as Kohl’s,” commented Kris Wojtecki, asset manager of Inland Western. “We are witnessing an increase in leasing velocity as certain retailers, particularly those we have tenured relationships with, continue to select our properties when evaluating their real estate needs.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of December 31, 2009, the portfolio under management totaled in excess of 46 million square feet, consisting of 299 consolidated operating properties.  The company also has interests in 11 unconsolidated operating properties and 11 properties under development.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.